ENTRAVISION COMMUNICATIONS CORPORATION ANNOUNCES EXTENSION OF SHARE REPURCHASE PROGRAM WITH ADDITIONAL $10 MILLION AUTHORIZATION

SANTA MONICA, CALIFORNIA – November 25, 2014 – Entravision Communications Corporation (NYSE: EVC), a diversified media company serving Latino audiences and communities, announced today that the Company’s Board of Directors has approved the extension of its share repurchase program announced in August 2014 with a repurchase authorization of up to an additional $10 million of the Company’s common stock, for a total repurchase authorization of up to $20 million.  Under the share repurchase program, the Company is authorized to purchase shares from time to time through open market purchases or negotiated purchases, subject to market conditions and other factors.  Since adopting this share repurchase program, as of November 21, 2014 the Company has repurchased approximately 2.0 million shares of Class A common stock for an aggregate of approximately $9.1 million.

“We are pleased to announce the extension of our repurchase program, which brings the total authorization under this program to $20 million,” said Walter F. Ulloa, Chairman and Chief Executive Officer. “We are committed to returning value to our shareholders through our dividend and repurchase programs and remain well positioned to execute on our strategic plan and drive long-term value creation.”

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified media company serving Latino audiences and communities with an integrated platform of solutions and services that includes television, radio, digital media and data analytics to reach Latino audiences across the United States and Latin America. Entravision has 58 primary television stations, including in 20 of the nation’s top 50 Latino markets, and is the largest affiliate group of both the top-ranked Univision television network and Univision’s UniMás network. Entravision also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations, and Entravision Solutions, a national sales representation and marketing organization specializing in Spanish-language media platforms and radio networks. Entravision also offers a variety of digital media platforms and services, including digital content, digital advertising platforms, including the #1-ranked online advertising platform in Hispanic reach, according to comScore Media Metrix®, and data analytics solutions designed to maximize the opportunity for advertisers and marketers to connect with the growing Latino consumer market. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements regarding the value of shares that may be repurchased through our stock repurchase program. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) fluctuations and volatility in our stock price, (ii) the impact of macroeconomic conditions, (iii) changes in our financial condition, (iv) changes in business opportunities and priorities that could cause us to consider alternative uses of cash, and (v) fluctuations in the level of cash held by the company that is available for stock repurchases. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. Entravision

Communications Corporation assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

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For more information, please contact:

Christopher T. Young	Mike Smargiassi/Jenny Perales
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870